Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-150719) of UGI Utilities, Inc. of our report dated November 29, 2007 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which report appears in UGI Utilities, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

May 19, 2008